Exhibit 99.1

Crawford & Company®
5335 Triangle Parkway NW
Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CRAWFORD® Acquires edjuster, Contents Valuation Service and Platform

ATLANTA (August 23, 2021) Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporations, has acquired edjuster, a technology-driven field and desktop contents claims handling solutions company.

edjuster is the established leader in contents services with 20 years of recognized experience in both the U.S. and Canada. This solution operates on a proprietary contents management platform that offers a full-featured, easy-to-use contents inventory and valuation solution for both high severity complex claims and high-volume, small claims. The acquisition of edjuster adds a digital component to Crawford’s existing contents valuation service, expands Crawford’s current capabilities in North America and supports its purpose to restore and enhance lives, businesses and communities.

According to Pat Van Bakel, president, Loss Adjusting, North America, “This combination will bring together Crawford’s global reach and expansive services with edjuster’s digital capabilities and niche expertise. We are excited to join forces with this established and expanding company. Their proven execution capability, strong client relationships, solid technology platform and scalable operating model will allow us to offer more robust digital services to Crawford customers.”

“This acquisition is a tremendous fit for edjuster given the synergies between our organizations. The opportunity to become part of a much larger claims operation covering all of North America provides invaluable expertise to the Crawford suite of services and adds enormous depth and flexibility to our existing capabilities both in the field and behind the desk,” said Andy Williams, edjuster’s chief executive officer.

Crawford Chief Executive Officer, Rohit Verma added, “At Crawford, we have a relentless pursuit of service excellence, and edjuster’s ability to combine technology and people takes us one step closer to our goal to reimagine the claims ecosystem. Additionally, this combination will help us achieve our envisioned future and brand promise, making Crawford the embedded partner of choice in the insurance industry.”

Crawford & Company®
5335 Triangle Parkway NW
Peachtree Corners, GA 30092

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporations with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

Tag: Crawford-Corporate, Crawford-Investor-News-and-Events

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Katie Cline
+44 207 265 4067	+1 470 575 3681
Lynn.Cufley@crawco.uk	Katie.Cline@us.crawco.com